Exhibit 10.2

October 7, 2008

Mr. Stephen Scheppmann

Teradata Corporation

11695 Johns Creek Parkway

Johns Creek, GA 30097

Dear Steve:

This letter amends the letter agreement between you and Teradata Corporation (“Teradata” or the “Company”) dated August 20, 2007 (the “Agreement”). As we have discussed, the amendment set forth below is necessary in order for the Agreement to comply with the new tax rules imposed under Section 409A of the Internal Revenue Code of 1986, as amended.

1.	The section of the Agreement entitled “Arbitration” is amended by adding the following at the end of the sixth sentence of that section:

“at any time from the Start Date through your remaining lifetime (or, if longer, through the 20th anniversary of the Start Date). To the extent that the reimbursement for reasonable attorneys’ fees and expenses and arbitration expenses is considered “deferred compensation” within the meaning of Section 409A of the Code, then the reimbursement must be paid as soon as reasonably practicable after, but in any event not later than the end of the calendar year in which, you are declared the prevailing party. The amount of such attorneys’ fees and expenses and arbitration expenses that Teradata is obligated to pay in any given calendar year shall not affect the attorneys’ fees and expenses and arbitration expenses that Teradata is obligated to pay in any other calendar year, and your right to have Teradata pay such attorneys’ fees and expenses and arbitration expenses may not be liquidated or exchanged for any other benefit.”

2.	A new section entitled “Section 409A” is added to the end of the Agreement as follows:

“Section 409A - Notwithstanding the foregoing provisions of this Agreement, if you are a “specified employee,” as determined under Teradata’s policy for identifying specified employees on the date of termination, then to the extent required in order to comply with Section 409A of the Internal Revenue Code (“Code”), all payments, benefits or reimbursements paid or provided under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a “separation from service” within the meaning of Section 409A of the Code and that would otherwise be paid or provided during the first six months following such separation from service shall be accumulated through and paid or provided (together with interest from the date of termination at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the date of termination), on the first business day that is more than six months following your separation from service (or, if you die during such six-month period, within 30 days after your death).”

3.	Except as explicitly set forth herein, the Agreement will remain in full force and effect.

Please indicate your acceptance of the amendment to the Agreement by signing below and returning a copy to me.

Sincerely,

TERADATA CORPORATION

By:	/s/ Michael F. Koehler

Agreed and Accepted

This day of , 2008

Stephen Scheppmann

2